Exhibit 5.3

ADVOCATEN ● NOTARISSEN ● BELASTINGADVISEURS

P.O. Box 7113
1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, June 1, 2017. To the Company

Ladies and Gentlemen:

We have acted as legal counsel as to Netherlands law to the Company in connection with the Offering. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon a draft of the Deed of Issue and pdf copies or drafts of the Corporate Documents and we have assumed that the Deed of Issue shall be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

Amsterdam Brussels London Luxemburg New York Rotterdam

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter is based on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and shall be subject to the general terms and conditions of NautaDutilh, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned and (iv) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been or shall be filed with, and has been or, prior to the Relevant Moment, shall be declared effective by, the SEC in the form of the draft reviewed by us;

c.	the Deed of Incorporation and the Deed of Conversion are valid notarial deeds and the Deed of Incorporation has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar);

d.	(i) the number of Offer Shares shall not exceed the number of Common Shares that may be issued under the Company’s authorized share capital as included in the Articles of Association and (ii) the authorization granted by the Company’s general meeting of shareholders on May 24, 2017, to the Board of Directors to resolve upon issuances of Common Shares is sufficient to issue the Offer Shares pursuant to the Resolutions;

e.	(i) except for the Board Rules no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the resolutions recorded in the Resolutions and (ii) the Articles of Association are the Company’s articles of association currently in force;

f.	the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign (except pursuant to the Deed of Conversion), (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

g.	the resolutions recorded in the Resolutions are in full force and effect, the factual statements made and the confirmations given in the Resolutions and the Deeds of Issue are complete and correct and the Resolutions correctly reflect the resolutions recorded therein;

h.	no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Company;

i.	none of the members of the Board of Directors has a direct or indirect personal interest which conflicts with the interest of the Company and the business connected with it in respect of any of the resolutions recorded in the respective Resolutions or the matters contemplated thereby;

j.	the Deed of Issue has been validly signed and executed on behalf of the Company;

k.	the Offering, to the extent made in the Netherlands, has been, is and will be made in conformity with the FSA and the rules promulgated thereunder;

l.	at the Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing; and

m.	none of the opinions stated in this opinion letter will be affected by any foreign law.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Offer Shares

2.	Subject to receipt by the Company of payment in full for the Offer Shares as provided for in the Deed of Issue, and when issued and accepted in accordance with the Resolutions and the Deed of Issue, the Offer Shares shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.	Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.	Pursuant to Section 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Articles of Association, we have no reason to believe that, by entering into the Deed of Issue, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Deed of Issue since this is a matter of fact.

C.	Pursuant to Section 2:98c NCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c NCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c NCC is null and void (nietig). Based on the content of the Deed of Issue, we have no reason to believe that the Company or its subsidiaries will violate Section 2:98c NCC in connection with the issue of the Offer Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

	a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

	b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

	c.	claims based on tort (onrechtmatige daad);

	d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

	e.	the Anti-Boycott Regulation and related legislation; and

	f.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.	The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”.

Sincerely yours, /s/ NautaDutilh N.V. NautaDutilh N.V.

EXHIBIT A LIST OF DEFINITIONS

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The articles of association (statuten) of the Company as they read after the execution of a deed of amendment, dated May 29, 2017.

“Board of Directors”	The Company’s board of directors (bestuur).

“Board Rules”	The internal rules of the Board of Directors, as published on the Company’s website on the date of this opinion letter.

“Commercial Register”	The Netherlands Commercial Register (handelsregister).

“Common Shares”	Common shares in the Company’s capital, with a nominal value of EUR 0.09 each.

“Company”	Merus N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 30189136.

“Corporate Documents”	The documents listed in Exhibit B.

“Deed of Conversion”	The deed of conversion and amendment to the articles of association of the Company, dated May 19, 2016.

“Deed of Incorporation”	The deed of incorporation (akte van oprichting) of the Company, dated June 16, 2003.

“Deed of Issue”	The deed of issue of Offer Shares with reference 82041717 M 21514653.

“Exhibit”	An exhibit to this opinion letter.

“FSA”	The Netherlands Financial Supervision Act (Wet op het financieel toezicht).

“NautaDutilh”	NautaDutilh N.V.

“NCC”	The Netherlands Civil Code (Burgerlijk Wetboek).

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

“Offering”	The offering, issuance and sale of the Offer Shares pursuant to the Registration Statement.

“Offer Shares”	The Common Shares issuable by the Company pursuant to the Registration Statement and a base prospectus, as such base prospectus may be supplemented by one or more prospectus supplements, filed with the Registration Statement and for an aggregate offering price of up to USD 250,000,000.

“Registration Statement”	The Company’s Registration Statement on Form F-3 filed with the SEC in connection with the Offering on the date of this opinion letter.

“Relevant Moment”	Each time that Offer Shares are issued.

“Resolutions”	i.	the minutes of the general meeting of shareholders of the Company, held on May 24, 2017;

	ii.	the written resolution of the Board of Directors, dated June 1, 2017; and

	iii.	the draft written resolution of the Company’s Chief Executive Officer with reference 82041717 M 21514914.

“SEC”	The United States Securities and Exchange Commission.

EXHIBIT B LIST OF CORPORATE DOCUMENTS

1.	the Deed of Incorporation;

2.	the Deed of Conversion;

3.	the Articles of Association;

4.	the Resolutions; and

5.	the Registration Statement.